AGREEMENT


	THIS AGREEMENT, made as of the 1st day of April, 1998, by and among The Southern Connecticut Gas Company, a company incorporated in the State of Connecticut with executive offices at 855 Main Street, Bridgeport, Connecticut ("Southern"), and Connecticut Energy Corporation, a company incorporated in the State of Connecticut with executive offices at 855 Main Street, Bridgeport, Connecticut ("the Company"), and David Silverstone, an individual residing at 131 Underhill Road, Hamden, Connecticut 06517 (the "Executive").

	WHEREAS, Executive serves as Vice President of Southern; and

	WHEREAS, Southern and the Company seek to retain Executive in this position;
 and

	WHEREAS, Executive desires to continue his employment with Southern in accordance with the terms set forth below;

	NOW, THEREFORE, in consideration of the remuneration and other benefits to be provided by Southern and the Company and the services to be provided by Executive, and in consideration of other mutual promises herein contained, the parties hereby agree as follows:

	1.	DEFINITIONS.

	The following terms when used herein with initial capital letters shall, unless the context clearly requires to the contrary, have the meanings assigned to them below:

	(a)	"Cause" means the Executive's gross negligence, willful misconduct or conviction of a felony, which negligence, misconduct or conviction has a demonstrable and material adverse affect upon the Company or Southern, provided that the Company or Southern shall have given the Executive written notice of the alleged negligence or misconduct and the Executive shall have failed to cure such negligence or misconduct within 30 days after his receipt of such notice. The Executive shall be deemed to have been terminated for Cause effective upon the effective date stated in a written notice of such termination delivered by the Company or Southern to the Executive and accompanied by the resolution duly adopted by the affirmative vote of not less than 2/3 of the entire membership of the
 Board of Directors of the Company or Southern at a meeting of said Board
 (after reasonable notice to the Executive and an opportunity for the
 Executive, with his counsel present, to be heard before the Board) finding that, in the good faith opinion of the Board of Directors of the Company or
 Southern, the Executive was guilty of conduct constituting Cause hereunder and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Executive's termination, provided that the effective date shall not be less than 30 days from the date such notice is given.

	(b)	"Change in Control" of the Company shall be deemed to have occurred if:

		(i)	Any Person is or becomes an Acquiring Person;

		(ii)	Less than 2/3 of the total membership of the Board of
Directors of the Company shall be Continuing Directors; or

		(iii)	The shareholders of the Company shall approve a merger or
 consolidation of the Company or a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

	In connection with the preceding definition of "Change in Control", the capitalized terms therein are defined as follows:

		(iv) 	"Acquiring Person" means any Person who is or becomes a
 "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities, unless such person has filed Schedule
 13G and all required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.

		(v)	"Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect as of the date hereof.

		(vi) 	"Continuing Directors" means any member of the Board of Directors of the Company who was a member of said Board prior to the date hereof and any successor of a Continuing Director while such successor is a member of the
 Board of Directors of the Company who is not an Acquiring Person or an
 Affiliate or Associate of an Acquiring Person and who is recommended or elected to succeed the Continuing Director by a majority of the Continuing
 Directors.

		(vii)	"Person" shall have the meaning assigned to it in Section 13(d) and
 14(d) of the Exchange Act.

	(c)	"Good Reason" means:
		(i)	An adverse change in the Executive's status, duties or responsibilities as an Executive of the Company or Southern;

		(ii) 	Failure of the Company or Southern to pay or provide the Executive in a timely fashion the salary or benefits to which he is entitled under any Employment Agreement between the Company or Southern and the Executive then in effect or under any benefit plans or policies in which the
 Executive was then participating (including, without limitation, any incentive, bonus, stock option, restricted stock, health, accident, disability, life insurance, thrift, vacation pay, deferred compensation and retirement plans or policies);

		(iii)	The reduction of the Executive's salary (except in connection with a uniform and general reduction of salaried employees' compensation effected by the Company or Southern);

		(iv) 	The taking of any action by the Company or Southern (including the elimination of a plan without providing substitutes therefore, the reduction of the Executive's awards thereunder or failure to continue the Executive's participation therein) that would substantially diminish the aggregate projected value of the Executive's awards or benefits under the Company's or Southern's benefit plans or policies described in Section 1(c)(ii) in which the Executive was then participating; provided, however, that the Board of Directors may determine at any time to discontinue Southern's Management
 Incentive Compensation Plan. The Executive further acknowledges that awards under such Plan may vary from year to year and that, under the terms of such
 Plan, no awards or reduced awards may be made in any particular year.

		(v)	A failure by the Company or Southern to obtain from any successors the assent to this Agreement contemplated by Section 12 hereof; or

		(vi) 	The relocation of the principal office at which the Executive is to perform his services on behalf of the Company or Southern to a location outside the State of Connecticut or a substantial increase in the
 Executive's business travel obligations.

	The Executive shall be deemed to have terminated his employment for Good Reason effective upon the effective date stated in a written notice of such termination given by him to the Company and Southern setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination, provided that the effective date may not precede, nor be more than 60 days from, the date such notice is given. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

	(d)	"Qualifying Surviving Spouse" means the Executive's widow to whom he has been married for more than one year at the time of benefit payment commencement pursuant to this Agreement.

	2.	EMPLOYMENT:  Southern shall employ Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

	3.	TERM OF EMPLOYMENT:  The term of this Agreement shall begin on
 April 1, 1998, and shall continue thereafter until terminated by either party by written notice given to the other party at least thirty (30) days prior to the effective date of any such termination. The effective date of the termination shall be the date stated in such notice, provided that if the Company or Southern specifies an effective date that is more than thirty (30) days following the date of such notice, the Executive may, upon thirty (30) days' written notice to the Company or Southern, accelerate the effective date of such termination.

	4.	COMPENSATION:  For all services rendered by Executive under this
 Agreement, Southern shall pay Executive an annual base salary, payable at such times as is customary for Southern to pay its officers, in such amount as Southern's Board of Directors shall establish from time to time.  Executive's base salary is subject to upward or downward revision by the Board of Directors at such time as the Board generally increases
 or reduces the salary rates of other officers of Southern.   Executive
 shall also participate in Southern's Management Incentive Compensation
 Plan (the "Plan") for such years as the Board of Directors determines the Plan shall be in effect. Executive shall be entitled to any other benefits available to officers and employees of Southern generally.

	5.	CHANGE IN CONTROL:  If a Change in Control of the Company shall have occurred, and Executive's employment by the Company or Southern is terminated effective as of a date within three (3) years after the date of such Change in Control for any reason other than (1) his death, (2) his
 Disability, (3) his retirement on his Normal Retirement Date, (4) by the
 Company for Cause, or (5) by  Executive without Good Reason, Executive shall be under no further obligation to perform services for the Company or Southern and shall be entitled to receive the following payments:

	(a)	The Company or Southern shall pay to Executive his full base salary through the effective date of the termination within five (5) business days thereafter and all benefits and awards (including both the cash and stock components) to which Executive is entitled under any benefit plans or policies in which he was a participant prior to the Change in Control, at the time such payments are due pursuant to the terms of such benefit plans or policies as in effect immediately prior to the Change in Control.

	(b)	In addition to the entitlements set forth in Section 3(a), the Company or Southern shall pay to Executive, in a lump sum not later than ten (10)
 business days following the effective date of the termination:

		 (i)	an amount equal to three (3) times Executive's annual base salary on the effective date of the termination or, if higher, immediately prior to the Change in Control;

		(ii)	an amount equal to three (3) times the greater of (A) the highest amount of the annual bonus awarded to Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred or (B) an amount equal to the amount Executive would have been awarded under the Company's bonus plan in effect immediately prior to the
 Change in Control for the fiscal year in which the Change of Control occurred had he continued to render services to the Company at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control;

		(iii)	an amount equal to three (3) times the greater of (A) the largest annual contribution made by Southern (or the Company, or by both) to The
 Southern Connecticut Gas Company TARGET Plan for Salaried and Certain Other
 Executives on Executive's behalf during the five (5) fiscal years immediately preceding the year in which the Change of Control occurred or
 (B) an amount equal to the contribution the Company would have made to said
 Plan on his behalf for the fiscal year in which the Change of Control occurred had he participated in said Plan for the entire fiscal year, received a base salary equal to the salary he was receiving immediately prior to the Change in
 Control and had he elected to contribute to the Plan the same percentage of his base salary as he was contributing on said date; and

		(iv)	an amount equal to thirty five percent (35%) of Executive's annual base salary on the effective date of the termination or, if higher, immediately prior to the Change in Control (as compensation for medical, life insurance and other benefits lost as a result of termination of his employment).

		 (v)	If a payment may be increased by reference to an alternate calculation which cannot be made by the time the payment is due, payment of the lesser known amount shall be made when due, and if any additional amount becomes due, such additional amount shall be paid within ten (10) days after the information upon which calculation of such payment is dependent first becomes available.

		The amount of all payments due to Executive pursuant to this Section 5(b)
 shall be reduced by four percent (4%) for each full calendar month by which the date which is two (2) years from the effective date of the Executive's termination extends beyond his Normal Retirement Date (as that term is defined in The Southern Connecticut Gas Company Pension Plan for Salaried
 Employees).

		Upon entering into this Agreement and for a period of fourteen (14) days following each anniversary of the date hereof (the "Election Period"), the
 Executive may, in writing, direct the Company or Southern to pay any amounts to which he is entitled under this Section 5(b) in five (5) equal annual installments, with the first such installment payable within ten (10)
 business days of the effective date of the termination and each successive installment payable on the anniversary of the effective date of the termination or the next following business day if such date is not a business day (the
 "Deferred Payment Election").  A Deferred Payment Election, once made, cannot be revoked except during an Election Period; provided, however, no Deferred Payment Election can be made or revoked by Executive during an Election Period that occurs after a Change in Control or at a time when, in the judgment of the Company, a Change in Control may occur within sixty
 (60) days of such Election Period.

	(c)	The Company or Southern shall pay or provide to Executive, or his widow or children as the case may be, such amounts and benefits as may be required so that the pension and other post-retirement benefits paid or made available to him, his widow and his children are equal to those, if any, which would have been paid under The Southern Connecticut Gas Company
 Pension Plan for Salaried Executives as in effect immediately prior to the Change in Control, assuming Executive continued in the employ of the
 Company or Southern at the same salary until the third anniversary of the effective date of the termination of his employment or until his Normal
 Retirement Date, whichever is earlier.

	(d)	Executive shall not be required to mitigate the amount of any payment provided in this Section 5, nor shall any payment or benefit provided for in this Section 5 be offset by any compensation earned by him as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company or
 Southern, or otherwise.

	(e)	If any payment to Executive required by this Section 5 is not made within the time for such payment specified herein, the Company or Southern shall pay to him interest on such payment at the legal rate payable from time to time upon judgments in the State of Connecticut from the date such payment is payable under the terms hereof until paid.

	(f)	If any payment or benefit to Executive provided for in this Agreement is subject to the excise tax imposed pursuant to Section 4999 of the
 Internal Revenue Code of 1986, as amended, (which tax, together with any similar tax hereafter imposed is referred to in this Agreement as the
 "Excise Tax") the Company or Southern shall pay to him an additional amount such that the total amount of the payments to or for the benefit of
 Executive under this Agreement (including payments made pursuant to this
 Section 5(f), net of the Excise Tax and all other applicable federal, state and local taxes shall equal the total amount of the payments and benefits to which Executive would have been entitled under this Agreement but for this
 Section 5(f), net of all applicable federal, state and local taxes except the
 Excise Tax.

		The amount of the payment to Executive under this Section 5(f) shall be estimated by the Company's independent auditors based upon the following assumptions:

		(i)	All payments to Executive under this Agreement and all other payments and benefits to him in connection with a Change in Control of the Company shall be deemed to be "parachute payments" within the meaning of Section
 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax unless, in the written opinion of tax counsel selected by the Company's independent auditors, (a signed copy of which opinion shall be delivered to Executive) such payment or benefits are not subject to the Excise Tax;


		(ii)	Except to the extent that the total of the payments and benefits to
 Executive under this Agreement exceeds the total of the "excess parachute payments" made to him, no such payments or benefits shall be deemed to be part of the "base amount" within the meaning of Section 280G(b)(3) of the
 Code; and

		(iii)	Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

		The estimated amount of the payment due to Executive pursuant to this
 Section 5(f) shall be paid to him in a lump sum not later than thirty
 (30) business days following the effective date of termination.  In the event that the amount of the estimated payment is less than the amount actually due to him under this Section 5(f), the amount of any such shortfall shall be paid to him within ten (10) days after the existence of the shortfall is discovered.


	6.	DUTIES:  Executive shall serve in such capacities and with such titles as may be assigned to him by the Board of Directors of Southern and the
 Company, and shall assume such duties as the Board of Directors of Southern and the Company shall assign to him.

	7.	TERMINATION:  Subject to the applicable provisions of Section 5 of this
 Agreement, Executive's employment pursuant to this Agreement may be terminated by Southern or the Company on thirty (30) days written notice at any time, with or without Cause.  Executive's term of employment shall also terminate upon his death or permanent disability.  Such terminations shall not constitute a termination of employment without Cause for purposes of Section 5 of this Agreement.  Permanent disability shall mean Executive's inability by reason of physical or mental impairment or illness to fulfill his obligation hereunder for the reasonably foreseeable future, as determined by the Board of Directors of Southern and the Company after considering all relevant medical evidence.

	8.	AMENDMENT:  Amendment of the terms of this Agreement shall not be valid unless made in writing and signed by duly authorized representatives of
 Southern and the Company and by Executive.

	9.	EXECUTIVE'S EXPENSES:  The Company and Southern, or the successor of either of such companies, shall pay or reimburse Executive (or, if appropriate, his Qualified Surviving Spouse) for all costs, including reasonable attorney's fees and expenses of litigation and arbitration, incurred by Executive (or his Qualified Surviving Spouse) in successfully contesting or disputing any action taken by the Company and Southern, or the successor of either of such companies, purportedly pursuant to
 Section 5 of this Employment Agreement or in successfully seeking to obtain or enforce any right or benefit provided by Section 5 of this Employment
 Agreement.

	10.	NOTICES:  Any notice required or permitted to be given under this
 Agreement shall be sufficient if in writing and personally delivered or sent by registered or certified mail postage prepaid, properly addressed
 (if to Executive, at his residence address as then reflected in the Company's personnel records; if to Southern and the Company, at 855 Main
 Street, Bridgeport, Connecticut 06604, Attention: Vice President, Human Resources or at such other address as the executive offices of the Company may be located), return receipt requested, and shall be deemed given as of the date of delivery or personally delivered or of mailing if properly mailed.

	11.	WAIVER OF BREACH:   The waiver by Southern or the Company of a breach
 of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any prior or subsequent breach by Executive.

	12.	INTEGRATION:  This Agreement shall be the sole and exclusive Agreement among Southern, the Company, and Executive, and any other agreements or arrangements among them are hereby superseded, canceled, and made void and of no effect.

	13.	BINDING AGREEMENT:  This Agreement shall inure to the benefit of and be enforceable by Executive, his heirs, executors, administrators, successors, and assigns.  This Agreement shall be binding upon the Company,
 Southern and their successors and assigns.  The Company and Southern respectively shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its or their business and/or assets expressly to assume and agree to perform this Agreement in accordance with its terms.  The Company and
 Southern respectively shall obtain such assumption and agreement prior to the effectiveness of any succession.  The obligations of this Agreement may not be assigned by Executive.

	14.	COUNTERPARTS:  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

	15.	CHOICE OF LAW:   This Agreement shall be governed by and construed in
 accordance with the laws of the State of Connecticut (except that, if application of Connecticut's choice of law rules would result in this
 Agreement being governed, construed or interpreted in accordance with the substantive law of a jurisdiction other than Connecticut, Connecticut's choice of law rules shall not supersede or vary the choice of law made by this Section 15).

	16.	SEVERABILITY:	The provisions of this Agreement are severable, and the
 invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.


	IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

				THE SOUTHERN CONNECTICUT GAS COMPANY



				By /s/ Samuel M. Sugden
				  Samuel M. Sugden, duly authorized Chairman,
				  Nominating and Salary Committee


				CONNECTICUT ENERGY CORPORATION



				By /s/ Samuel M. Sugden
 			  Samuel M. Sugden, duly authorized Chairman,
				  Nominating Salary Committee



				   /s/ David Silverstone
 				  David Silverstone